Exhibit 10.1

FIRST AMENDMENT

THIS FIRST AMENDMENT dated as of August 8, 2008 (this “Amendment”) amends the Fourth Amended and Restated Credit Agreement dated as of December 28, 2007 (the “Credit Agreement”) among Middleby Marshall Inc. (the “Company”), The Middleby Corporation (the “Parent”), various financial institutions (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

WHEREAS, the parties hereto desire to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1  Amendments.  Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement is amended as set forth below.

1.1          Addition of Definitions.  The following new definitions are added to Section 1.1 in proper alphabetical sequence:

Computation Date - see Section 2.3.9.

Dollar Equivalent means, at any time (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such currency on the most recent Computation Date.

Euro and € means the single currency of the participating member states of the European Union.

Spot Rate for a currency means the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its Foreign Exchange Trading Center (or such other office of the Administrative Agent or an affiliate thereof as the Administrative Agent may select for any particular currency) at approximately 11:00 a.m. (Chicago time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

1.2           Definition of Pro Forma EBITDA.  The definition of Pro Forma EBITDA is amended by (a) inserting the following proviso immediately after the semi-colon (and immediately prior to the word “and”) at the end of clause (i):

provided that in the case of the proposed Acquisition disclosed to the Administrative Agent prior to August 1, 2008, the historical net income of the target entity shall be increased (to account for cost savings resulting from the closing of (a) a division of the target entity and (b) the target entity’s headquarters, as reflected in financial information delivered to the Lenders in connection with the First Amendment to this Agreement) by an amount equal to the product of (i) $24,000,000 multiplied by (ii) a fraction, the numerator of which is the remainder of 365 minus the number of days that have elapsed since the consummation of such Acquisition and the denominator of which is 365;

and (b) deleting the first parenthetical clause in clause (ii) (which currently reads “(or division or similar business unit)”) and substituting the following therefor:

(or division or similar business unit, but in any event excluding, to the extent any aspect thereof may constitute a disposition, the items referred to in subclauses (a) and (b) of the proviso to clause (i) above.

1.3           Definition of Stated Amount.  The definition of Stated Amount is amended in its entirety to read as follows:

Stated Amount means, with respect to any Letter of Credit at any date of determination, the maximum aggregate Dollar Equivalent amount available for drawing thereunder at any time during the remaining term of such Letter of Credit under any and all circumstances (including after giving effect to any increase therein that may be required by the terms thereof), plus the aggregate Dollar Equivalent amount of all unreimbursed payments and disbursements under such Letter of Credit.

1.4           Currencies of Letters of Credit.  Section 2.1.2 is amended by (a) replacing the reference to “$25,000,000” with “$50,000,000” and (b) adding the following two sentences at the end thereof:

Letters of Credit may be issued in Dollars, Euros or any other currency that (i) is freely traded in the interbank foreign exchange markets, (ii) is freely convertible into Dollars and (iii) has been approved by the applicable Issuing Lender and the Administrative Agent.  In the case of a Letter of Credit not denominated in Dollars, the Company shall reimburse the Issuing Lender in such other currency, unless (A) the Issuing Lender (at its option) shall have specified in in writing that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the Issuing Lender promptly following receipt of the notice of drawing that the Company will reimburse the Issuing Lender in Dollars.

1.5           Reimbursement Obligations.  The second sentence of Section 2.3.3 is amended in its entirety to read as follows:

If the Company fails to reimburse the Issuing Lender by the date and time specified in the preceding sentence, then the Administrative Agent shall promptly (a) determine the Dollar Equivalent amount of the unreimbursed drawing (the “Unreimbursed Amount”) and (b) notify each Lender of such unreimbursed drawing and the Dollar Equivalent amount of such Lender’s Percentage of such Unreimbursed Amount.

1.6           Funding by Lenders to Issuing Lenders.  The text of Section 2.3.5 is amended in its entirety to read as follows:

If an Issuing Lender makes any payment or disbursement under any Letter of Credit and such payment or disbursement is not reimbursed (by the making of Base Rate Loans or otherwise) by the date and time specified in the first sentence of Section 2.3.3) or if any reimbursement received from the Company in respect of a payment or reimbursement under any Letter of Credit is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender shall be obligated to fund its participation in such Letter of Credit by paying to the Administrative Agent for the account of such Issuing Lender its pro rata share (according to its Percentage) of the Dollar Equivalent amount of such payment or disbursement (but no such payment by any Lender shall diminish the obligations of the Company under Section 2.3.3), and upon notice from the applicable Issuing Lender, the Administrative Agent shall promptly notify each other Lender of such obligation.  Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the applicable Issuing Lender’s account the Dollar Equivalent amount of such other Lender’s Percentage of such payment or disbursement.  If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M. on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the applicable Issuing Lender’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.  Any Lender’s failure to make available to the Administrative Agent its Percentage of the Dollar Equivalent amount of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Percentage of the Dollar Equivalent amount of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Percentage of the Dollar Equivalent amount of any such payment or disbursement.

Section 1.7            Prepayments.  Section 6.3 is amended in its entirety to read as follows:

 6.3           Prepayments.

6.3.1        Voluntary Prepayments.  The Company may from time to time prepay Loans in whole or in part, without premium or penalty; provided that the Company shall give the Administrative Agent (which, in the case of Revolving Loans, shall promptly advise each Lender) notice thereof not later than 10:00 A.M. (or, in the case of prepayment of Swing Line Loans, 12:00 noon) on the date of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

6.3.2         Mandatory Prepayments.  If, on any Computation Date, the Administrative Agent determines that the Total Outstandings exceed the Commitment Amount, then (a) the Administrative Agent shall promptly notify the Company and (b) the Company shall promptly upon receipt of such notice prepay Loans in an amount (rounded upward, if necessary, to an integral multiple of $100,000) sufficient to eliminate such excess.

6.3.3        All Prepayments.  Each partial prepayment of Revolving Loans shall be in a principal amount of $500,000 or a higher integral multiple of $100,000; provided that if, as a result of the making of Base Rate Loans pursuant to Section 2.3.3 or 2.4.3, the aggregate principal amount of all Revolving Loans is not at least $500,000 and/or is not an integral multiple of $100,000, then the next prepayment of Revolving Loans shall be in an amount that causes the aggregate principal amount of all Revolving Loans to be (a) either zero or at least $500,000 and (b) an integral multiple of $100,000.  Each prepayment of Swing Line Loans shall be in a principal amount of $100,000 or an integral multiple thereof.  Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

1.8           Additional Stock Repurchases.  Clauses (vi) and (vii) of the proviso to Section 10.9 are deleted and replaced by the following:

(vi)           so long as no Event of Default or Unmatured Event of Default exists or will result therefrom, (A) the Parent may declare cash dividends to its shareholders or repurchase shares of its stock in an aggregate amount not exceeding, for any Computation Period, 15% of EBITDA for such Computation Period and (B) the Parent may make additional repurchases of shares of its stock in an aggregate amount not exceeding, during the period from July 30, 2008 through the Termination Date, $10,000,000; (vii) the Parent may pay cash dividends declared in accordance with the foregoing clause (vi); and (viii) the Company may pay dividends to the Parent to the extent necessary to enable the Parent to pay dividends and repurchase shares to the extent permitted by the foregoing clauses (vi) and (vii).

1.9           Addition of Section 2.3.9.  The following Section 2.3.9 is added in appropriate numerical sequence

2.3.9        Non-Dollar Letters of Credit; Currency Fluctuations.  The Issuing Lender will determine the Dollar Equivalent of the Stated Amount of any Letter of Credit denominated in a currency other than Dollars (i) on the date of the issuance or renewal of such Letter of Credit; (ii) on the date of any change in the amount available for drawing under such Letter of Credit; (iii) on the date of any payment or disbursement under such Letter of Credit; (iv) as of the last Business Day of each month; and (v) on any other date requested by the Issuing Lender that issued such Letter of Credit or by the Administrative Agent (each such date, a “Computation Date”).

SECTION 2           Representations and Warranties.  Each of the Parent and the Company represents and warrants to the Administrative Agent and the Lenders that, immediately after the effectiveness of the amendments set forth in Section 1 above, (a) each warranty set forth in Section 9 of the Credit Agreement shall be true and correct in all material respects as of the date of the execution and delivery of this Amendment by the Parent and the Company, with the same effect as if made on such date (except to the extent stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (b) no Event of Default or Unmatured Event of Default will exist.

SECTION 3          Effectiveness.  The amendments set forth in Section 1 shall become effective as of the date hereof when the Administrative Agent has received:

(i)           counterparts of this Amendment executed by the Parent, the Company, each Subsidiary of the Company listed on the signature pages hereto and each Lender;

(ii)           a Confirmation, substantially in the form of Exhibit A, signed by the Parent, the Company and each Subsidiary Guarantor;

(iii)           a certificate of the Secretary or an Assistant Secretary of each of the Subsidiary Guarantors certifying the names of the officer or officers of such entity authorized to sign the Confirmation, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

(iii)           all amendment fees payable in connection with this Amendment as separately agreed to in writing by the Company and the Administrative Agent.

SECTION 4           Miscellaneous.

4.1           Continuing Effectiveness, etc.  As amended hereby, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.

4.2           Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, (including by facsimile) and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

4.3           Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

4.4           Successors and Assigns.  This Amendment shall be binding upon the Parent, the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Parent, the Company, the Lenders and the Administrative Agent and the respective successors and assigns of the Lenders and the Administrative Agent.

Delivered as of the day and year first above written.

MIDDLEBY MARSHALL INC.

By  /s/ Martin M. Lindsay
Title  Corporate Treasurer

THE MIDDLEBY CORPORATION

By  /s/ Martin M. Lindsay
Title  Corporate Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By  /s/ Suzanne M. Paul
Title  Vice President

BANK OF AMERICA, N.A., as an Issuing Lender,
as Swing Line Lender and as a Lender

By  /s/ Craig W. McGuire
Title  Senior Vice President

[Other Lenders]